UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                  May 11, 2006
                        (Date of earliest event reported)



                         THE AMERICAN ENERGY GROUP, LTD.
                         -------------------------------
        (Exact name of small Business Issuer as specified in its charter)


            NEVADA                                    87-0448843
            ------                                    ----------
(State or other jurisdiction of            (IRS Employer Identification No.)
 incorporation or organization)

                                                         1311
                                                         ----
                                              (Primary Standard Industrial
                                                  Classification Code)

   120 Post Road West, Suite 202
       Westport, Connecticut                             06880
       ---------------------                             -----
(Address of principle executive offices)               (Zip Code)



                                 (203) 222-7315
                                 --------------
                 Issuer's telephone number, including area code


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ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES

                  On May 11, 2006 the Company completed the sale of $2.90 million of its common stock and warrants in a private offering of up to $3.95 million. The consummated sales consist of the placement of 1,705,882 common shares at a price of $1.70 per share to a group of U.S. based institutional investors. Each investor also received one warrant for each two common shares purchased in the offering. The 852,941 warrants issued to the investors have a five-year term and provide for an exercise price of $1.70 per share. The warrants may be redeemed at the option of the Company if the closing bid price for the Company's common stock equals or exceeds $2.50 per share for twenty consecutive trading days after registration of the underlying common stock for resale. The Company paid commissions to the placement agent equal to $174,000 plus 327,120 warrants to purchase common stock which have the same exercise and redemption terms as those warrants issued to the institutional investors. The Company intends to use the offering proceeds to acquire additional royalty interests in a new oil and gas concession within Pakistan and for general corporate purposes. The Company is obligated to file a registration statement with the Securities and Exchange Commission within sixty (60) days and to use its best efforts to cause the registration statement to become effective within one hundred twenty (120) days. Should the Company fail to do so, then the Company shall pay a monthly cash penalty to the investors equal to one percent (1%) of the purchase price proceeds received by the Company for the common stock. A copy of the Press Release announcing the placement is attached to this Report as Exhibit 99.1.

ITEM 8.01         OTHER EVENTS

                  Hycarbex-American Energy, Inc. has commenced the drilling of its Al-Ali No. 1 well in the Republic of Pakistan Yasin Block (2768-7). The Al-Ali No. 1 Well is located 6 miles North by Northwest of Hycarbex's Haseeb No. 1 Well which Hycarbex successfully completed in 2005. The Al-Ali No. 1 Well will be drilled to an approximate depth of 1,700 meters (5,577 feet) with the primary target expected to be the Sui Main geologic formation. The drilling contractor is Oil & Gas Exploration Company Krakow Limited which commenced the drilling with its Skytop Brewster RP-600 Drilling/Workover Rig. The drilling contractor and equipment are identical to those utilized by Hycarbex in the drilling of its Haseeb No. 1 Well. Hycarbex's technical team views the Al-Ali No. 1 Well as a new exploratory well which will target a geologic structure with four way closure according to the team's analysis of seismic data collected in the area. The American Energy Group, Ltd. owns an 18% gross royalty in the Al-Ali No. 1 well. A copy of the Press Release announcing the drilling is attached to this Report as Exhibit 99.2.

         On April 20, 2006, the Company executed a Compromise Settlement Agreement with Smith Energy 1986A Partnership ("Smith Energy") and Howard A. Smith pertaining to its Galveston County, Texas oil and gas leases removing the remaining obstacle to its near term exploration plans for the properties. The two-year old dispute between American Energy and Smith Energy was based upon American Energy's claims that it was entitled to a 15% back in working interest in certain mid-depth producing zones under the Galveston County, Texas leases as a result of the satisfaction of the payout threshold criteria described in a 1986 assignment under which Smith Energy acquired its working interest and rights to operate the properties. Smith Energy had contested American Energy's payout contentions. Under the terms of the Compromise Settlement Agreement, American Energy Group acquired all of Smith Energy's 3% overriding royalty interest in the deep zones greater than 10,000 feet as well as the right to review valuable 3D seismic data covering the leases. American Energy also acquired from Smith Energy affirmation of its claim to an unfettered right to operate the oil and gas leases as to wells drilled to depths greater than 10,000 feet. The Agreement also affords American Energy access under mutually agreed

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terms to existing Smith Energy facilities in connection with American Energy's future operations, such as roads and salt water disposal facilities. American Energy Group relinquished to Smith Energy Group under the agreement its claims to the 15% back-in interest in the zones above 10,000 feet. A copy of the Press Release announcing this settlement is attached to this Report as Exhibit 99.3.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits

Exhibit Number                     Description

99.1                       Press release dated May 11, 2006

99.2                       Press release dated May 9, 2006

99.3                       Press release dated April 20, 2006


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           THE AMERICAN ENERGY GROUP, LTD.
Date:  May 15, 2006

                                           By: /s/ Pierce Onthank
                                           -------------------------------------
                                           Pierce Onthank
                                           Chief Executive Officer and President